EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Plus Therapeutics, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-1 (Nos. 333-229485, 333-227485, 333-226205, 333-224502, 333-219967, 333-215365, 333-210628 and 333-249728, 333-253612, 333-259325, 333-266684, 333-275531, 333-275712 and 333-273823), Forms S-3 (Nos. 333-217988, 333-172787, 333-169822, 333-157023, 333-140875, 333-134129, 333-153233, 333-159912, 333-192409, 333-200090, 333-195846, 333-216947 and 333-249410) and Forms S-8 (Nos. 333-223566, 333-210211, 333-202858, 333-181764, 333-122691, 333-82074 and 333-239548) of Plus Therapeutics, Inc. (the “Company”) of our report dated March 5, 2024, relating to the financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Austin, Texas

March 5, 2024